August 2, 2023
Hayward Holdings Announces Second Quarter Fiscal Year 2023 Financial Results

SECOND QUARTER FISCAL 2023 SUMMARY
•Net Sales of $283.5 million
•Net Income of $29.5 million
•Adjusted EBITDA* of $79.5 million
•Diluted EPS of $0.13 and adjusted diluted EPS* of $0.19
•Strong year-to-date cash flow from operations of $166.5 million

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward” or the “Company”), a global designer, manufacturer and marketer of a broad portfolio of pool equipment and outdoor living technology, today announced financial results for the second quarter ended July 1, 2023 of its fiscal year 2023. Comparisons are to financial results for the prior-year second fiscal quarter.
CEO COMMENTS
“I am pleased to report another quarter of strong execution, margin expansion, and cash flow generation,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “Our team is performing remarkably well and driving structural improvements in the business during a challenging operating environment. Channel sell through exceeded our sales into the channel as expected, resulting in further normalization of distributor inventory. We achieved record gross profit margins and solid cash flow growth in the quarter through operational excellence, necessary pricing to offset inflation, and effective working capital management. With progressively leaner channel inventory positions, we are well positioned for growth. We continue to invest in the business to advance our technology leadership, support our customers and drive shareholder value.”
SECOND QUARTER FISCAL 2023 CONSOLIDATED RESULTS
Net sales decreased by 29% to $283.5 million for the second quarter of fiscal 2023. The decline in net sales during the quarter was the result of lower volumes, partially offset by favorable pricing and acquisitions. The decline in volume was primarily the result of distribution channel destocking and the moderation of end-market demand due to macroeconomic factors.
Gross profit decreased by 28% to $136.5 million for the second quarter of fiscal 2023. Gross profit margin increased 70 basis points to 48.1%. The increase in gross margin was principally due to net price increases to offset inflation and the reduction in spending, specifically in freight and overhead, as the prior-year period experienced increased costs resulting from escalated and expedited production activity.
Selling, general, and administrative expenses (“SG&A”) decreased by 16% to $57.7 million for the second quarter of fiscal 2023. The decrease in SG&A was driven by cost reductions and lower compensation-related expenses associated with the reduction in headcount from the enterprise cost-reduction program implemented during 2022 and the absence of a non-recurring one-time expense in the prior-year period. As a percentage of net sales, SG&A increased 310 basis points to 20.4%, compared to the prior-year period of 17.3%. Research, development, and engineering expenses were $6.9 million for the second quarter of fiscal 2023, or 2% of net sales, as compared to $5.0 million for the prior-year period, or 1% of net sales.
Operating income decreased by 39% to $63.0 million for the second quarter of fiscal 2023. The decrease in operating income was driven by lower sales. Operating income as a percentage of net sales (“operating margin”) was 22.2% for the second quarter of fiscal 2023, a 350 basis point reduction from the 25.7% operating margin in the second quarter of fiscal 2022.
Interest expense, net, increased by approximately 65% to $19.1 million for the second quarter of fiscal 2023 primarily as a result of variable rate increases on the term loan, partially offset by net interest income on the Company’s interest rate swaps.
Income tax expense for the second quarter of fiscal 2023 was $13.8 million for an effective tax rate of 31.9%, compared to $21.1 million at an effective tax rate of 24.1% for the prior-year period. The decrease in income tax expense was primarily due to the decrease in income from operations. The increase in the effective tax rate was driven by a discrete tax expense related to a change in the indefinite reinvestment assertion for one jurisdiction.
Net income decreased by 56% to $29.5 million for the second quarter of fiscal 2023.

Adjusted EBITDA* decreased by 38% to $79.5 million for the second quarter of fiscal 2023. Adjusted EBITDA margin* decreased 400 basis points to 28.0%.
Diluted EPS decreased by 54% to $0.13 for the second quarter of fiscal 2023. Adjusted diluted EPS* decreased by 48% to $0.19 for the second quarter of fiscal 2023.
SECOND QUARTER FISCAL 2023 SEGMENT RESULTS
North America
Net sales decreased by 31% to $237.4 million for the second quarter of fiscal 2023. The decrease was primarily the result of a decline in volume, partially offset by increases in price and the favorable impact of acquisitions. The decline in volume was primarily the result of distribution channel destocking and the moderation of end-market demand due to macroeconomic factors.
Segment income decreased by 36% to $71.0 million for the second quarter of fiscal 2023. Adjusted segment income* decreased by 37% to $76.9 million.
Europe & Rest of World
Net sales decreased by 19% to $46.2 million for the second quarter of fiscal 2023. The decrease was primarily due to a decline in volume as a result of distribution channel destocking, geopolitical factors, and macroeconomic uncertainty, partially offset by net price increases and the favorable impact of foreign currency translation.
Segment income decreased by 29% to $9.4 million for the second quarter of fiscal 2023. Adjusted segment income* decreased by 26% to $9.6 million.
BALANCE SHEET AND CASH FLOW
As of July 1, 2023, Hayward had cash and cash equivalents of $205.0 million and approximately $231.7 million available for future borrowings under its revolving credit facilities. Cash flow provided by operations for the six months ended July 1, 2023 of approximately $167 million was an increase of approximately $103 million from the prior-year period primarily as a result of cash generated by working capital compared to cash used for working capital during the prior-year period, partially offset by a decrease in net income.
OUTLOOK
Our outlook for channel sell through is unchanged. Hayward is refining its full year 2023 guidance to reflect incremental reductions in channel inventory levels and better than expected margins. For the full fiscal year 2023, Hayward expects net sales to decrease 20% to 23% and Adjusted EBITDA* of $265 million to $280 million.
We remain positive about the health of the pool industry, particularly the strength of the ever-increasing aftermarket, representing approximately 80% of the business. The industry continues to benefit from secular demand tailwinds, including outdoor living, sunbelt migration, smart home technology adoption, and environmentally sustainable products. Hayward is confident in its ability to successfully execute in an evolving environment in the near-term and its long-term outlook for robust growth and cash flow generation, driven by new product innovation, expanding commercial relationships, and operational excellence.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, August 2, 2023 at 9:00 a.m. (ET).
Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the company’s website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call.
The conference call can also be accessed by dialing (888) 886-7786 or (416) 764-8658.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921 or (412) 317-6671. The access code for the replay is 63731594. The replay will be available until 11:59 p.m. Eastern Time on August 16, 2023.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool and outdoor living technology. With a mission to deliver exceptional products, outstanding service and innovative solutions to transform the experience of water, Hayward offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, filters, heaters, cleaners, sanitizers, LED lighting, and water features all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s 2023 guidance; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; future channel stocking levels; and growth and expansion opportunities. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic business and weather conditions; competition from national and global companies, as well as lower-cost manufacturers; Hayward’s ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; its ability to execute on its growth strategies and expansion opportunities; impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses, including risks associated with geopolitical conflict; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials; Hayward’s ability to identify emerging technological and other trends in its target end markets; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; its reliance on information technology systems and susceptibility to threats to those systems, including cybersecurity threats, and risks arising from its collection and use of personal information data; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates and interest rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; Hayward’s ability to establish and maintain intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; Hayward’s ability to attract and retain senior management and other qualified personnel; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change; the outcome of litigation and governmental proceedings; impacts on Hayward’s product manufacturing disruptions, including as a result of catastrophic and other events beyond its control, including risks associated with geopolitical conflict; uncertainties affecting the pace of distribution channel destocking and its impact on sales volumes; Hayward’s ability to realize cost savings from restructuring activities; Hayward’s and its customers’ ability to manage product inventory in an effective and efficient manner; and other factors set forth in “Risk Factors” in Hayward’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.

*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”) including adjusted net income, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, total segment income, adjusted total segment income, adjusted total segment income margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Hayward believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of its business and assist these parties in analyzing the company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. Therefore, these measures should not be considered in isolation or as an alternative to net income (loss), segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation of full fiscal year 2023 adjusted EBITDA outlook to the comparable GAAP measure is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	July 1, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$205,002	$56,177
Accounts receivable, net of allowances of $3,082 and $3,937, respectively	147,353	209,109
Inventories, net	234,478	283,658
Prepaid expenses	12,491	14,981
Income tax receivable	17,056	27,173
Other current assets	17,330	21,186
Total current assets	633,710	612,284
Property, plant, and equipment, net of accumulated depreciation of $92,420 and $84,119, respectively	155,869	149,828
Goodwill	934,404	932,396
Trademark	736,000	736,000
Customer relationships, net	218,580	230,503
Other intangibles, net	100,682	106,673
Other non-current assets	104,409	107,329
Total assets	$2,883,654	$2,875,013

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of the long-term debt	$14,695	$14,531
Accounts payable	53,683	54,022
Accrued expenses and other liabilities	133,660	163,283
Income taxes payable	—	574
Total current liabilities	202,038	232,410
Long-term debt, net	1,081,444	1,085,055
Deferred tax liabilities, net	262,655	264,111
Other non-current liabilities	67,696	70,403
Total liabilities	1,613,833	1,651,979

Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of July 1, 2023 and December 31, 2022	—	—
Common stock $0.001 par value, 750,000,000 authorized; 241,672,792 issued and 213,006,423 outstanding at July 1, 2023; 240,529,150 issued and 211,862,781 outstanding at December 31, 2022	242	241
Additional paid-in capital	1,074,749	1,069,878
Common stock in treasury; 28,666,369 and 28,666,369 at July 1, 2023 and December 31, 2022, respectively	(357,424)	(357,415)
Retained earnings	538,085	500,222
Accumulated other comprehensive income	14,169	10,108
Total stockholders’ equity	1,269,821	1,223,034
Total liabilities, redeemable stock, and stockholders’ equity	$2,883,654	$2,875,013

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net sales	$283,543	$399,442	$493,679	$809,902
Cost of sales	147,033	210,077	259,278	430,143
Gross profit	136,510	189,365	234,401	379,759
Selling, general, and administrative expense	57,716	68,947	112,603	137,804
Research, development, and engineering expense	6,873	5,033	12,850	10,269
Acquisition and restructuring related expense	1,309	4,940	2,872	7,211
Amortization of intangible assets	7,637	7,697	15,254	15,307
Operating income	62,975	102,748	90,822	209,168
Interest expense, net	19,130	11,605	38,491	21,167
Other (income) expense, net	625	3,804	(134)	3,290
Total other expense	19,755	15,409	38,357	24,457
Income from operations before income taxes	43,220	87,339	52,465	184,711
Provision for income taxes	13,767	21,079	14,602	44,419
Net income	$29,453	$66,260	$37,863	$140,292

Earnings per share
Basic	$0.14	$0.30	$0.18	$0.62
Diluted	$0.13	$0.29	$0.17	$0.59

Weighted average common shares outstanding
Basic	212,861,564	218,401,182	212,692,393	225,358,529
Diluted	220,503,544	228,642,982	220,506,921	235,943,099

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (In thousands)	Six Months Ended
	July 1, 2023	July 2, 2022
Cash flows from operating activities
Net income	$37,863	$140,292
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	8,590	9,598
Amortization of intangible assets	18,543	18,188
Amortization of deferred debt issuance fees	2,242	1,478
Stock-based compensation	4,146	3,632
Deferred income taxes	(1,673)	(9,423)
Allowance for bad debts	(879)	1,232
Loss on disposal of property, plant and equipment	137	5,359
Changes in operating assets and liabilities
Accounts receivable	63,801	(40,727)
Inventories	50,234	(67,946)
Other current and non-current assets	15,225	5,918
Accounts payable	(427)	5,982
Accrued expenses and other liabilities	(31,286)	(9,907)
Net cash provided by operating activities	166,516	63,676

Cash flows from investing activities
Purchases of property, plant, and equipment	(15,703)	(15,855)
Acquisitions, net of cash acquired	—	(61,337)
Proceeds from sale of property, plant, and equipment	5	4
Net cash used by investing activities	(15,698)	(77,188)

Cash flows from financing activities
Proceeds from revolving credit facility	144,100	150,000
Payments on revolving credit facility	(144,100)	—
Proceeds from issuance of long-term debt	1,827	—
Payments of long-term debt	(6,153)	(5,000)
Proceeds from issuance of short-term notes payable	5,347	6,979
Payments of short-term notes payable	(3,542)	(642)
Purchase of common stock for treasury	(9)	(293,159)
Other, net	(351)	721
Net cash used by financing activities	(2,881)	(141,101)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	888	(2,218)
Change in cash and cash equivalents and restricted cash	148,825	(156,831)
Cash and cash equivalents and restricted cash, beginning of period	56,177	265,796
Cash and cash equivalents and restricted cash, end of period	$205,002	$108,965

Supplemental disclosures of cash flow information
Cash paid-interest	$37,223	$19,358
Cash paid-income taxes	6,779	67,286
Equipment financed under finance leases	—	1,531

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net income	$29,453	$66,260	$37,863	$140,292
Depreciation	4,228	4,758	8,590	9,598
Amortization	9,289	9,091	18,543	18,188
Interest expense	19,130	11,605	38,491	21,167
Income taxes	13,767	21,079	14,602	44,419
EBITDA	75,867	112,793	118,089	233,664
Stock-based compensation (a)	375	315	732	1,252
Currency exchange items (b)	1,205	3,453	1,131	2,724
Acquisition and restructuring related expense, net (c)	1,309	4,940	2,872	7,211
Other (d)	722	6,136	1,583	9,035
Total Adjustments	3,611	14,844	6,318	20,222
Adjusted EBITDA	$79,478	$127,637	$124,407	$253,886
Adjusted EBITDA margin	28.0%	32.0%	25.2%	31.3%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”).

(b)	Represents unrealized non-cash losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the three months ended July 1, 2023 are primarily driven by $0.5 million of separation costs associated with the enterprise cost-reduction program initiated in 2022, $0.5 million of integration costs from prior acquisitions and $0.3 million of costs associated with the relocation of the corporate headquarters. Adjustments in the three months ended July 2, 2022 primarily include $3.1 million of costs associated with the acquisition of the specialty lighting business of Halco Technologies, LLC (the “Specialty Lighting Business”), $1.2 million of costs associated with the relocation of the corporate headquarters and other immaterial items.

Adjustments in the six months ended July 1, 2023 are primarily driven by $1.3 million of separation costs associated with the enterprise cost-reduction program initiated in 2022, $0.8 million of integration costs from prior acquisitions and $0.6 million of costs associated with the relocation of the corporate headquarters. Adjustments in the six months ended July 2, 2022 are primarily driven by $3.3 million of costs associated with the relocation of the corporate headquarters, $3.2 million of transaction costs associated with the acquisition of the Specialty Lighting Business and other immaterial items.

(d)
Adjustments in the three months ended July 1, 2023 primarily include $0.3 million of costs incurred related to the selling stockholder offering of shares in May 2023, which are reported in SG&A in the unaudited condensed consolidated statement of operations, and other miscellaneous items the Company believes are not representative of its ongoing business operations. Adjustments in the three months ended July 2, 2022 are primarily driven by a one-time $5.5 million expense associated with the discontinuation of a product joint development agreement, $0.9 million of costs associated with follow-on equity offerings, $0.7 million of transitional expenses incurred to enable go-forward public company regulatory compliance, and other miscellaneous items partially offset by $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in Yuncos, Spain.

Adjustments in the six months ended July 1, 2023 primarily includes $0.6 million of costs associated with follow-on equity offerings, $0.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance and other miscellaneous items the Company believes are not representative of its ongoing business operations. Adjustments in the six months ended July 2, 2022 are primarily driven by a one-time $5.5 million expense associated with the discontinuation of a product joint development agreement, $1.0 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $0.9 million of costs associated with follow-on equity offerings, $0.9 million of expenses related to the corporate headquarters transition, $0.7 million of bad debt reserves related to certain customers impacted by the conflict between Russia and Ukraine, net of subsequent collections, and other immaterial items, partially offset by $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in Yuncos, Spain.

Following is a reconciliation from net income to adjusted EBITDA for the last twelve months:

(Dollars in thousands)	Last Twelve Months(e)	Fiscal Year
	July 1, 2023	December 31, 2022
Net income	$76,918	$179,347
Depreciation	18,238	19,246
Amortization	38,748	38,393
Interest expense	68,711	51,387
Income taxes	25,073	54,890
EBITDA	227,688	343,263
Stock-based compensation (a)	1,082	1,602
Currency exchange items (b)	(667)	926
Acquisition and restructuring related expense, net (c)	3,823	8,162
Other (d)	6,170	13,622
Total Adjustments	10,408	24,312
Adjusted EBITDA	$238,096	$367,575
Adjusted EBITDA margin	23.9%	28.0%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(b)	Represents unrealized non-cash losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the last twelve months ended July 1, 2023 include $4.2 million separation costs associated with a reduction-in-force from the enterprise cost-reduction program, $2.3 million of costs associated with the relocation of the corporate headquarters, $0.8 million of integration costs from prior acquisitions and other immaterial items, partially offset by a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021 and a $1.3 million purchase-price adjustment related to the acquisition of the Specialty Lighting Business.

Adjustments in the year ended December 31, 2022 primarily include $5.0 million of costs associated with the relocation of the corporate headquarters, $2.9 million separation costs associated with a reduction-in-force, and $1.9 million transaction costs associated with the acquisition of the Specialty Lighting Business, partially offset by a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021.

(d)
Adjustments in the last twelve months ended July 1, 2023 include $3.3 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $1.6 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $1.1 million of costs incurred related to registered share offerings by selling stockholders, which are reported in SG&A in the consolidated statements of operations, $0.2 million of gains on the sale of fixed assets, and other immaterial items, partially offset by $0.5 million of subsequent collections against bad debt reserves taken in response to the conflict between Russia and Ukraine.

Adjustments in the year ended December 31, 2022 include $5.5 million of expenses associated with the discontinuation of a product joint development agreement, a $3.3 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $2.3 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $1.4 million of costs incurred related to the selling stockholder offering of shares in May 2022, which are reported in SG&A in the consolidated statements of operations, $0.9 million of expenses related to the corporate headquarters transition, $0.2 million bad debt reserves related to certain customers impacted by the conflict between Russia and Ukraine, and other immaterial items, partially offset by subsequent collections and $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in the manufacturing and administrative facilities in Yuncos, Spain.

(e)
Items for the last twelve months ended July 1, 2023 are calculated by adding the items for the six months ended July 1, 2023 plus fiscal year ended December 31, 2022 and subtracting the items for the six months ended July 2, 2022.

Adjusted Net Income and Adjusted EPS Reconciliation (Non-GAAP)
Following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

(Dollars in thousands)	Three Months Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net income	$29,453	$66,260	$37,863	$140,292
Tax adjustments (a)	3,046	(250)	1,498	(250)
Other adjustments and amortization:
Stock-based compensation (b)	375	315	732	1,252
Currency exchange items (c)	1,205	3,453	1,131	2,724
Acquisition and restructuring related expense, net (d)	1,309	4,940	2,872	7,211
Other (e)	722	6,136	1,583	9,035
Total other adjustments	3,611	14,844	6,318	20,222
Amortization	9,289	9,091	18,543	18,188
Tax effect (f)	(3,200)	(5,845)	(6,284)	(9,315)

Certain transaction-related adjustments (g):
Acquisitions	—	849	—	2,291
Tax effect (f)	—	(207)	—	(553)
Adjusted net income	$42,199	$84,742	$57,938	$170,875

Weighted average number of common shares outstanding, basic	212,861,564	218,401,182	212,692,393	225,358,529
Weighted average number of common shares outstanding, diluted	220,503,544	228,642,982	220,506,921	235,943,099

Basic EPS	$0.14	$0.30	$0.18	$0.62
Diluted EPS	$0.13	$0.29	$0.17	$0.59

Adjusted basic EPS	$0.20	$0.39	0.27	0.76
Adjusted diluted EPS	$0.19	$0.37	0.26	0.72

(a)
Tax adjustments for the three and six months ended July 1, 2023 reflect a normalized tax rate of 24.8% and 25.0% compared to the Company’s effective tax rate of 31.9% and 27.8%. The Company’s effective tax rate for the three and six months ended July 1, 2023 includes the impact of a discrete tax expense related to a change in the indefinite reinvestment assertion for one jurisdiction, partially offset by a tax benefit resulting from the exercise of stock options. Tax adjustments for the three and six months ended July 2, 2022 reflect a normalized tax rate of 24.4% and 24.2% compared to the effective tax rates of 24.1% and 24.0%, respectively. The Company’s effective tax rate for the three and six months ended July 2, 2022 includes the tax benefit resulting from the exercise of stock options. All non-tax adjustments are effected at the normalized rate.

(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(c)	Represents unrealized non-cash losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)	Adjustments in the three months ended July 1, 2023 are primarily driven by $0.5 million of separation costs associated with the enterprise cost-reduction program initiated in 2022, $0.5 million of integration costs from prior acquisitions and $0.3 million of costs associated with the relocation of the corporate headquarters. Adjustments in the three months ended July 2, 2022 primarily include $3.1 million of costs associated with the acquisition of the specialty lighting business of Halco Technologies, LLC (the “Specialty Lighting Business”), $1.2 million of costs associated with the relocation of the corporate headquarters and other immaterial items.

Adjustments in the six months ended July 1, 2023 are primarily driven by $1.3 million of separation costs associated with the enterprise cost-reduction program initiated in 2022, $0.8 million of integration costs from prior acquisitions and $0.6 million of costs associated with the relocation of the corporate headquarters. Adjustments in the six months ended July 2, 2022 are primarily driven by $3.3 million of costs associated with the relocation of the corporate headquarters, $3.2 million of transaction costs associated with the acquisition of the Specialty Lighting Business and other immaterial items.
(e)	Adjustments in the three months ended July 1, 2023 primarily include $0.3 million of costs incurred related to the selling stockholder offering of shares in May 2023, which are reported in SG&A in the unaudited condensed consolidated statement of operations, and other miscellaneous items the Company believes are not representative of its ongoing business operations. Adjustments in the three months ended July 2, 2022 are primarily driven by a one-time $5.5 million expense associated with the discontinuation of a product joint development agreement, $0.9 million of costs associated with follow-on equity offerings, $0.7 million of transitional expenses incurred to enable go-forward public company regulatory compliance, and other miscellaneous items partially offset by $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in Yuncos, Spain.

Adjustments in the six months ended July 1, 2023 primarily includes $0.6 million of costs associated with follow-on equity offerings, $0.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance and other miscellaneous items the Company believes are not representative of its ongoing business operations. Adjustments in the six months ended July 2, 2022 are primarily driven by a one-time $5.5 million expense associated with the discontinuation of a product joint development agreement, $1.0 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $0.9 million of costs associated with follow-on equity offerings, $0.9 million of expenses related to the corporate headquarters transition, $0.7 million of bad debt reserves related to certain customers impacted by the conflict between Russia and Ukraine, net of subsequent collections, and other immaterial items, partially offset by $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in Yuncos, Spain.
(f)	The tax effect represents the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.
(g)
The adjustments for the three and six months ended July 2, 2022 represent adjustments related to the acquisition of the Specialty Lighting Business as if the acquisition had occurred at the beginning of the period.

Segment Reconciliations
Following is a reconciliation from segment income to adjusted segment income for the North America (“NAM”) and Europe & Rest of World (“E&RW”) segments:

(Dollars in thousands)	Three Months Ended			Three Months Ended
	July 1, 2023			July 2, 2022
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$283,543	$237,352	$46,191	$399,442	$342,080	$57,362
Gross profit	$136,510	$118,442	$18,068	$189,365	$166,818	$22,547
Gross profit margin %	48.1%	49.9%	39.1%	47.4%	48.8%	39.3%

Income from operations before income taxes	$43,220			$87,339
Expenses not allocated to segments
Corporate expense, net	8,425			8,386
Acquisition and restructuring related expense	1,309			4,940
Amortization of intangible assets	7,637			7,697
Interest expense, net	19,130			11,605
Other (income) expense, net	625			3,804
Segment income	$80,346	$70,962	$9,384	$123,771	$110,539	$13,232
Segment income margin %	28.3%	29.9%	20.3%	31.0%	32.3%	23.1%
Depreciation	$4,068	$3,837	$231	$4,454	$4,248	$206
Amortization	1,651	1,651	—	1,394	1,394	—
Stock-based compensation	192	180	12	829	765	64
Other (a)	290	290	—	5,040	5,538	(498)
Total adjustments	6,201	5,958	243	11,717	11,945	(228)
Adjusted segment income	$86,547	$76,920	$9,627	$135,488	$122,484	$13,004
Adjusted segment income margin %	30.5%	32.4%	20.8%	33.9%	35.8%	22.7%

(a)
The three months ended July 1, 2023 for NAM includes miscellaneous items the Company believes are not representative of its ongoing business operations. The three months ended July 2, 2022 includes a one-time $5.5 million expense associated with the discontinuation of a product joint development agreement.

The three months ended July 2, 2022 for E&RW includes $0.5 million of collections associated with previous bad debt write-offs related to certain customers impacted by the conflict between Russia and Ukraine.

(Dollars in thousands)	Six Months Ended			Six Months Ended
	July 1, 2023			July 2, 2022
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$493,679	$400,056	$93,623	$809,902	$688,377	$121,525
Gross profit	$234,401	$197,455	$36,946	$379,759	$329,875	$49,884
Gross profit margin %	47.5%	49.4%	39.5%	46.9%	47.9%	41.0%

Income from operations before income taxes	$52,465			$184,711
Expenses not allocated to segments
Corporate expense, net	14,524			17,665
Acquisition and restructuring related expense	2,872			7,211
Amortization of intangible assets	15,254			15,307
Interest expense, net	38,491			21,167
Other (income) expense, net	(134)			3,290
Segment income	$123,472	$104,238	$19,234	$249,351	$219,150	$30,201
Segment income margin %	25.0%	26.1%	20.5%	30.8%	31.8%	24.9%
Depreciation	$8,373	$7,925	$448	$8,957	$8,582	$375
Amortization	3,288	3,288	—	2,881	2,881	—
Stock-based compensation	365	342	23	459	356	103
Other (a)	388	388	—	6,450	5,738	712
Total adjustments	12,414	11,943	471	18,747	17,557	1,190
Adjusted segment income	$135,886	$116,181	$19,705	$268,098	$236,707	$31,391
Adjusted segment income margin %	27.5%	29.0%	21.0%	33.1%	34.4%	25.8%

(a)
The six months ended July 1, 2023 for NAM includes miscellaneous items the Company believes are not representative of its ongoing business operations. The six months ended July 2, 2022 includes a one-time $5.5 million expense associated with the discontinuation of a product joint development agreement and other immaterial miscellaneous items the Company believes are not representative of its ongoing business operations.

The six months ended July 2, 2022 for E&RW represents $0.7 million of bad debt reserves related to certain customers impacted by the conflict between Russia and Ukraine, partially offset by subsequent collections.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Tanya McNabb
tmcnabb@hayward.com
Source: Hayward Holdings, Inc.